Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF BYLAWS OF

PARAMETRIC SOUND CORPORATION

I, James A. Barnes, in my capacity as Secretary, hereby certify that on July 5, 2013, the Board of Directors of Parametric Sound Corporation, a Nevada corporation (the “Company”), amended the Company's Bylaws (the “Bylaws”) as provided in the following resolutions:

WHEREAS, Article IV, Section 20(e) of the Bylaws provides that notice of all special meetings of the Board of Directors shall be delivered orally or in writing, by telephone, facsimile, telegraph or telex or sent in writing to each director by first class mail, charges prepaid, at least three (3) days before the date of the meeting;

WHEREAS, Article XII, Section 43(b) of the Bylaws provides that notice required to be given to any director may be given by the method stated in Article XII, Section 43(a), or by facsimile, telex or telegram;

WHEREAS, Article XII, Section 43(d) of the Bylaws provides that notices given by mail shall be deemed to have been given as at the time of mailing, and all notices given by facsimile, telex or telegram shall be deemed to have been given as of the sending time recorded at time of transmission;

WHEREAS, Article XIII, Section 44 of the Bylaws provides that the Board of Directors of the Company has the power to adopt, amend or repeal the Bylaws; and

WHEREAS, it is advisable and in the best interests of the Company to amend the Bylaws as hereinafter provided.

NOW, THEREFORE, BE IT RESOLVED: That the first sentence of Article IV, Section 20(e) of the Bylaws is hereby amended to read in its entirety as follows: “Notice of the time and place of all special meetings of the Board of Directors shall be delivered: (i) orally (in person or by telephone) or in writing through personal delivery or electronic transmission (by a form consented to by the recipient), in either case at least twenty-four (24) hours before the date and time of the meeting; or (ii) through registered or certified mail (postage prepaid), return receipt requested, at least three (3) days before the date of the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting of the Board of Directors.”

FURTHER RESOLVED: That Article XII, Section 43(b) of the Bylaws is hereby amended to read in its entirety as follows: “Notice to Directors. Any notice required to be given to any director may be given by any method stated in Section 20(e). Notice sent through registered or certified mail, return receipt requested, shall be sent to such address as the director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.  Notice may be delivered by electronic transmission if: (i) consented to by the recipient, and (ii) the electronic transmission contains or is accompanied by information from which the recipient can determine the date of the transmission (such as, for example, electronic mail or facsimile). Any consent to receive notice by electronic transmission may be revoked by the person who consented by written or electronic notice to the person to whom the consent was delivered. Any such consent is deemed revoked if: (i) the person is unable to receive two consecutive electronic transmissions given by the Company in accordance with such consent; and (ii) such inability becomes known to the Secretary of the Company or other person responsible for the giving of notice. The inadvertent failure to treat any such inability as a revocation does not invalidate any meeting or other action.”

FURTHER RESOLVED: That Article XII, Section 43(d) of the Bylaws is hereby amended to read in its entirety as follows: “Time Notices Deemed Given. Notice shall be deemed effective: (i) if personally delivered, when given directly to the recipient or when left at the residence or usual place of business of the recipient; (ii) if sent by registered or certified mail, return receipt requested, the date shown on the return receipt signed by or on behalf of the addressee; (iii) if given by electronic transmission, when (A) it enters an information processing system that the recipient has designated or uses for the purpose of receiving electronic transmissions of the type sent, and (B) it is in a form ordinarily capable of being processed by that system. Consistent with the foregoing and by way of example, notice by electronic transmission shall be deemed effective: (i) if given by facsimile, when directed to a number at which the recipient has consented to receive notice; and (ii) if given by electronic mail, when directed to an electronic mail address at which the recipient has consented to receive notice. An electronic transmission shall be deemed received under this Section 43(d) even if no natural person is aware of its receipt. In the absence of fraud, an affidavit of the Secretary of the Company that the notice has been given by a form of electronic transmission is prima facie evidence of the facts stated in the affidavit.”

FURTHER RESOLVED: That Article XII, Section 43(i) is hereby added to the Bylaws and shall read it its entirety as follows: “Electronic Transmission. For purposes of these Bylaws, ‘electronic transmission’ means any form or process of communication not directly involving the physical transfer of paper or another tangible medium which: (i) is suitable for the retention, retrieval and reproduction of information by the recipient; and (ii) is retrievable and reproducible in paper form by the recipient through an automated process used in conventional commercial practice. The term ‘electronic transmission’ shall include, without limitation, facsimile and electronic mail.”

Dated: July 5, 2013	/s/ James A. Barnes James A. Barnes, Chief Financial Officer, Treasurer and Secretary